EXHIBIT 10.H
AMENDMENT TO THE
EXECUTIVE AWARD PLAN OF SONAT INC.
     WHEREAS, El Paso Corporation (the “Company”) maintains the Executive Award Plan of Sonat Inc., amended and restated effective as of December 1, 1995, as amended (the “Plan”);
     WHEREAS, pursuant to Section 4.3 of the Plan, the Board of Directors or the “Committee” (as defined in the Plan) may from time to time make such amendments to the Plan or any grant as either of them may deem proper and in the best interests of the Company;
     WHEREAS, the Company desires to clarify provisions of the Plan to reflect the intent of the Board of Directors and the Compensation Committee with respect to adjustments in the number of authorized shares under the Plan.
     NOW THEREFORE, the following amendment shall be made to the Plan:
     Section 4.2 shall be deleted in its entirety and replaced with the following:
     “4.2 Adjustments for Changes in Capitalization
     In the event of a recapitalization, stock split, stock dividend, exchange of shares, merger, reorganization, change in corporate structure or shares of the Company or similar event, the Board of Directors or the Committee shall make such adjustments, if any, as it determines are appropriate and equitable (i) in the number and kind of shares authorized by the Plan (including any limitations on individual awards), (ii) in the number, price or kind of shares covered by awards and (iii) in any outstanding awards under the Plan. Any such adjustment shall be final, binding and conclusive on all persons claiming any right or interest under the Plan.”
     IN WITNESS WHEREOF, this amendment has been executed by the undersigned, thereunto duly authorized, effective as of October 26, 2006.

EL PASO CORPORATION

	By:	/s/ Susan B. Ortenstone

Susan B. Ortenstone
Its Senior Vice President, Human Resources
and Administration

Attest:

/s/ David L. Siddall
Corporate Secretary